EXHIBIT 99.1

                                     [LOGO]
                                   Wits Basin
                             Precious Minerals Inc.

                     Wits Basin Acquires Option to Purchase
                Bates-Hunter Gold Mine in Central City, Colorado

               The Central City area was known historically as the
                         "Richest Square Mile on Earth"

Minneapolis MN (September 15, 2004): Wits Basin Precious Minerals Inc. "Wits Basin" (OTCBB-WITM) is pleased to announced that it has executed an assignment of an option (the "Assignment") held by Ken Swaisland to purchase the Hunter Gold Mining Corp, a Canadian corporation, and its wholly owned US subsidiary, Hunter Gold Mining Inc., which owns a 100% interest in the Bates-Hunter Gold Mine and the Golden Gilpin Mill located in Central City, Colorado.

Wits Basin management has reviewed an Exploration and Development Plan on the Bates-Hunter property prepared by Glenn O'Gorman, P. Eng., a practicing mining engineer and miner since 1974. Mr. O'Gorman's report, dated March 1, 2004, included a geological report (March 1997) prepared by Stephen Tedesco, Geologist, which detailed and mapped the nine principle gold bearing veins underlying the Bates-Hunter property.

In his report Mr. O'Gorman states that: "Lode gold was first discovered in Colorado in 1859 by John H. Gregory. The first veins discovered were the Gregory and the Bates. This discovery started a gold rush into the area with thousands of people trying to stake their claims. The Central City mining district is the most important mining district in the Front Range mineral belt. Since 1859, more than 4,000,000 ounces of gold have been mined from this district. Over 25% of this production has come from the area immediately surrounding the Bates-Hunter Gold Project. Although the Bates vein was one of the richest and most productive in the early history of the area, it was never consolidated and mined to any great depth".

After review of historical reports and assessments, Wits Basin management believes the Bates-Hunter Mine represents a unique mining development opportunity. The strong vertical continuity of the veins and ore shoots in the Central City Mining District suggests that the Bates, German, McAllister and Leavitt veins systems, all of which are part of the Bates-Hunter Mine, should continue to extend significantly downward beyond their current 500 to 800 foot maximum development depth. Other mines in the area have reached depths in excess of 2,200 feet and were still in ore at the time of closure. G.S. R. Goldsearch Resources Inc. drilled two reverse circulation holes in 1990. One of the holes did not reach the Bates vein. The second drill hole intersected the Bates vein 200 feet below the lowest workings and returned values averaging .48 ounces gold per ton and .45% copper over a drill length of 10 feet.

Most importantly, the Bates-Hunter Mine and the Golden Gilpin Mill are covered by Mining Permit M-1990-41. Furthermore, a water discharge permit is also active through July 31, 2007. Wits Basin believes that these permits represent a distinct economic and operating advantage.

Of additional importance is the inclusion of a state-of-the-art water treatment facility adjacent to the mine site, with a 700 gallon per minute capacity. This facility will be utilized for the treatment of the mine water, estimated to be 300 gallons per minute during the dewatering phase, with excess capacity available for community use at a cost yet to be determined.

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Wits Basin is now exploring various financing options in order to close on the
Assignment and fund the exploration program. In order to consummate the Assignment, Wits Basin would make a $50,000 cash payment to Mr. Swaisland and issue him 250,000 shares of our unregistered common stock. The exploration program would be conducted in two phases. The Phase 1 program would proceed with the recommendations by Mr. O'Gorman to: "Dewater and rehabilitate the shaft and levels and conduct underground sampling and diamond drilling to establish confidence that sufficient reserves can be found to justify the property purchase. Concurrent with these activities, investigations should be undertaken to source a suitable processing plant and mining equipment......The initial dewatering and rehabilitation to the 212 foot level has already been accomplished during the 1980's. Timbered areas which have remained submerged will be in good condition and should not require much rehabilitation. It is estimated that the shaft could be dewatered and rehabilitated in as little as 3 months based on a 300 GPM pumping rate. However, a 3 to 6 month time frame should be allowed due to uncertainties associated with underground dewatering and rehabilitation." The cost of the dewatering, rehabilitation and sampling processes is estimated at approximately $500,000. The Phase 2 program would include a more extensive underground diamond drilling program (approximate cost of $650,000) in order to confirm the vein systems above and below the existing underground workings and is estimated to take approximately 4 months to complete.

Wits Basin has until November 30, 2005 to complete its due diligence, including Phase 1 and 2. Should the exploration prove viable, Wits Basin's option to complete the acquisition of Hunter Gold Mining Corp., requires a payment of $3,000,000 (to the shareholders and or creditors of Hunter Gold Mining Corp.) plus pay a one percent net smelter return royalty payable to Goldrush Casino and Mining Corporation (to a maximum of $1,500,000) and issue 1,000,000 share purchase warrants at a price equal to the 10 day closing average sale price to Mr. Swaisland plus pay him a two percent net smelter return royalty.

Update to the FSC Project in South Africa

On June 8, 2004, the Company announced the completion of the first drill hole, which was drilled in the southern structural block to a depth of 2,984 meters, and although the drill hole was not successful in intersecting Witwatersrand rocks to the depths drilled, it provided valuable information which has redefined target selection for the next two sites. Drilling will commence in these areas once the required operating permits have been obtained.

The aim of the exploration at the FSC Project, which is being conducted by AfriOre Limited (TSX:AFO) and funded in part by Wits Basin, is to discover a major extension of the Witwatersrand Basin. The "range-finding" drilling program, which commenced after a comprehensive geophysical survey, aims to identify the optimum position to discover an extension to the Witwatersrand Basin mineralized gold reefs.

About Wits Basin Precious Minerals Inc.

Wits Basin is a minerals exploration company currently holding interests in three gold and base metal exploration projects. The FSC Project (140,000 +ha) is located in South Africa adjacent to the major goldfields discovered at the Witwatersrand Basin. To date Wits Basin has earned a 33% equity interest in Kwagga Gold (Propriety) Limited ("Kwagga"), a subsidiary of AfriOre International (Barbados) Ltd. ("AfriOre") by investing $2.025M to date. Kwagga holds the exploration and mining rights to the FSC Project. AfriOre is the operator of the FSC Project. Wits Basin will earn an additional 2% interest by investing a further $75,000 payment, which will be due upon the issuance of the required operating permits. Wits Basin retains the right to increase its equity ownership in Kwagga with a future investment of $1.4M. Wits Basin also holds exploration rights to certain lands (304 ha) near Wawa, Ontario, Canada, referred to as the "Holdsworth Project." While there are no current plans to conduct exploration activities on the Holdsworth Project, the Company is actively seeking a partner to further explore and/or develop Holdsworth. Wits Basin also holds an option agreement to earn a 70% interest, subject to a 2% royalty, in 5 mining claims (1,295 ha) in the McFaulds Lake area of northern Ontario currently held under option by an affiliate, Hawk Precious Minerals Inc. The site is a new VMS (volcanogenic massive sulphide) base metals play. The Company has a funding commitment of Cdn$230,000 to help further explore the McFaulds Lake property.

Wits Basin common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM."

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Wits Basin is headquartered in Minneapolis, MN with an office in Toronto, ON.

Forward-Looking Statements and Risk Factors

Certain statements contained in this press release that are forward-looking in nature are based on the current beliefs and assumptions of our management. When used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.

The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.

Contact Information:
Wits Basin Precious Minerals Inc.
H. Vance White, CEO, 416.214.2250 or 866.214.WITM(9486); Mark D. Dacko, CFO, 612.349.5277